UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2019 (February 28, 2019)

ALLERGAN PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36867	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01	Other Events.

On February 28, 2019, Allergan plc made the following statement in response to a release by Appaloosa LP and another shareholder regarding a shareholder proposal that Appaloosa LP has submitted in connection with Allergan’s Annual General Meeting of Shareholders to be held on May 1, 2019:

“Allergan’s Board of Directors strongly disagrees that an immediate separation of the CEO and Chair positions is warranted. An immediate separation of the role would be highly disruptive to the company and would diminish the company’s ability to execute on its strategy to create a world-class global biopharmaceutical business and develop the company’s promising product pipeline. It would also do nothing to enhance the Board’s effectiveness or the company performance. The Board believes that a separation of the positions with the next leadership change minimizes risk and is in the best interest of shareholders.”

Shareholders will be able to obtain free copies of the Proxy Statement and any other documents relating to the Annual General Meeting of Shareholders filed with the SEC by Allergan through the website maintained at the SEC at http://www.sec.gov/ or on Allergan’s website at http://www.allergan.com. Shareholders are advised to read the Proxy Statement when it is available because it contains important information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2019	Allergan plc

	By:	/s/ A. Robert D. Bailey

A. Robert D. Bailey
EVP & Chief Legal Officer and Corporate Secretary